UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                            Form S-8
                 REGISTRATION STATEMENT UNDER
                  THE SECURITIES ACT OF 1933


           ENERGY & ENGINE TECHNOLOGY CORPORATION
   (Exact name of Registrant as specified in its charter)

         Nevada                	    	88-0471842
(State or other jurisdiction of        (I.R.S. Employer
incorporation or organization)         Identification No.)

         5308 West Plano Parkway, Plano Texas 75093
(Address of Principal Executive Offices including zip code)

              2003-2004 Consulting Services Plan
                (Full title of the plan)

              Jolie G. Kahn, General Counsel
                  5308 West Plano Parkway
                    Plano, Texas  75093
         (Name and address of agent for service)
                    (972) 732-6360
(Telephone number, including area code, of agent for service)

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Title of      Amount to    Proposed     Proposed     Amount of
Each          be           Maximum      Maximum      Registration
Class of      Registered   Offering     Aggregate    Fee
Securities    (1)          Price Per    Offering
To be                      Share (2)    Price (2)
Registered
-----------------------------------------------------------------
Common Stock  1,000,000    $  .095      $ 95,000      $  7.70
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(1) The aggregate number of shares issuable under the 2003-2004
Consulting Service Plan

(2) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per unit, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the NASDAQ OTC Bulletin Board for the common stock on November 14, 2003.










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                            PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Pursuant to Rule 428(b)(1), the information required by Part I is included in documents to be sent or given to the relevant officers, directors, employees, consultants or advisors of ENERGY & ENGINE
TECHNOLOGY CORPORATION, a Nevada corporation ("Registrant").

Item 2.  Registrant Information and Employee Plan Annual Information.

Participants may receive from Registrant, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of
Part II of this registration statement, and these documents are incorporated by reference in the Section 10(a) prospectus. All other documents required to be delivered to employees pursuant to Rule 428(b)(230.428(b)) are available from the Registrant without charge, upon written or oral request. The participants may call or write to Roger N. Wurtele, Chief Financial Officer, Energy & Engine Technology Corporation, 5308 West Plano Parkway, Plano, Texas 75093, (972) 732-6360.

                           PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(A)	Registrant's Form 10-KSB, as amended, as filed with the SEC on
July 21, 2003.

(B) 	Registrant's quarterly reports on Form 10-QSB for the
quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

(C)	Registrant's Current Report on Form 8-K filed November 24, 2003.

(D) All other reports which may be filed by the Registrant pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

(E) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.
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Item 5.  Interests of  Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Nevada Business Associations Act (the Business Association Act) Title 7, Chapter 78, directors of the Company will be liable to the Company or its shareholders for (a) the amount of a financial benefit received by the director to which the director is not entitled; (b) an intentional infliction of harm on the Company or its shareholders; (c) certain unlawful distributions to shareholders; and (d) an intentional violation of criminal law. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

The Company's Articles of Incorporation require the Company to indemnify each director and officer of the Company and his or her respective heirs, administrators, and excutors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he or she may be made a party by reason of the fact that he or she is or was a director or officer of the Company, to the full extent permitted by the laws of the state of Nevada now existing or as such laws may hereafter be amended.
The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.
The Company may, at the discretion of the board of directors, indemnify any person who is or was a party or is threatened to be made party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine on the application that despite the adjudication of liability but in the view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as to the court deems proper.



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The Company's Bylaws permit the Company to purchase and maintain insurance on behalf of any Director, Officer, Agent or employee whether or not the Company would have the power to indemnify such person against the liability insured against.

Item 7.  Exemption from Registration Claimed
Not Applicable

Item 8.  Exhibits.
                          INDEX TO EXHIBITS

Reg. SB Exhibit No.     Description of Exhibit
3(i)(a)                 Articles of Incorporation (1)
(3(ii)(a)               Bylaws (1)
(4)                     Instruments on Rights of Holders (1)
(5)	                  Opinion of Counsel (3)
(23)(a)                 Consent of CPA - Marcum & Kliegman, L.L.P.
(23)(b)                 Consent of Counsel
(23)(c)                 Consent of Former CPA - Parker & Company
(1)	Incorporated by reference from Registrant's Form 10-SB
Registration Statement as filed on December 18, 2000 and its Form 8-K filed on December 17, 2001.
(2)   Included in Exhibit 23(a).
(3)   Included in Exhibit 23(b).

Item 9.  Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:
(A)   Include any prospectus required by section 10(a)(3)
of the Securities Act;
(B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be
reflected in the form 	of prospectus filed with the Commission
pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and
(C) Include any additional or changed material information on the plan of distribution.
(2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
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(4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas on December 4, 2002.

 ENERGY & ENGINE TECHNOLOGY CORPORATION
Dated: November 24, 2003 By: /s/ Willard G. McAndrew, III
                                 Chief Executive Officer,
                                 President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Dated:  November 24, 2003 By: /s/   Willard G. McAndrew, III
						Chief Executive Officer,
                                    President and Director

Dated:  November 24, 2003 By: /s/   Roger N. Wurtele
                                    Chief Financial Officer and
                                    Director

Dated:  November 24, 2003 By: /s/   Jolie G. Kahn
                                    General Counsel and Secretary





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